February 7, 1996


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C. 20549

             Re: Institutional International Funds, Inc. ("Registrant")
                 Consisting of:
                   Foreign Equity Fund
                 File Nos.: 033-29697/811-5833

          Dear Sirs:

             We are counsel to the above-referenced registrant which proposes to file, pursuant to paragraph (b) of Rule 485 (the "Rule"), Post-Effective Amendment No. 7 (the "Amendment") to its Registration Statement under the Securities Act of 1933, as amended.

             Pursuant to paragraph (b)(4) of the Rule, we represent that the Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of the Rule.

                                Sincerely,

                                /s/Shereff, Friedman, Hoffman & Goodman LLP
                                Shereff, Friedman, Hoffman & Goodman LLP